Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated March 19, 2026, except for Notes 17 and 18, as to which the date is May 7, 2026, with respect to the consolidated financial statements of Neutron Holdings, Inc., included herein and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KMPG LLP
San Francisco, California
May 7, 2026